Exhibit 99.1

Genasys Inc. Reports Fiscal Fourth Quarter and Fiscal Year 2023 Financial Results

Genasys Protect Software Gaining Momentum

SAN DIEGO – December 7, 2023 – Genasys Inc. (NASDAQ: GNSS), the leader in Protective Communications, today announced financial results for the Company’s fiscal fourth quarter and full year ended September 30, 2023.

Richard S. Danforth, Chief Executive Officer of Genasys, Inc., commented, “As we announced in mid- September, our pipeline of hardware and software business continues to grow rapidly. This week’s announcements include some of the business that we had expected in the September quarter. We expect that we will book each of the forecasted hardware orders that shifted out of our fiscal 2023. In the fourth quarter of fiscal 2023, recurring revenues in our software business were up 43% year over year and 21% sequentially. Based on current contracting activity, the addition of Evertel Technologies, and partnerships with Tablet Command and Ladris, we now expect fiscal 2024 software revenue growth in excess of 100% year over year.”

Mr. Danforth continued, “The steady growth and expansion of our recurring software revenue is gaining momentum. Evertel, now branded Genasys Protect CONNECT, is already delivering strong synergies across our existing customer base. The integration with Tablet Command and added performance and functionality of Ladris expands the use cases and value of the Genasys Protect platform. Combined with our category-defining ACOUSTICS offerings, Genasys is rapidly expanding the differentiation of Protective Communications versus legacy mass notification solutions. The differentiation of Genasys Protect continues to displace incumbents and win the business that is already generating a rapidly growing Annual Recurring Revenue (ARR).”

Fiscal 4Q 2023 Financial Summary

●	Revenue of $10.7 million, versus $16.0 million in 4Q 2022
●	GAAP operating loss of ($2.6) million, versus ($12.8) million in 4Q 2022.
●	Adjusted EBITDA of ($1.7) million, versus $1.6 million in 4Q 2022.
●	GAAP net loss of ($10.1) million versus ($13.8) million in 4Q 2022. GAAP net loss per share ($0.27) versus ($0.38) in 4Q 2022.
●	Adjusted net loss of ($2.7) million vs. ($0.7) million in 4Q 2022. Adjusted net loss per share of ($0.07) vs. ($0.02) per share in 4Q 2022

Fiscal 2023 Financial Summary

●	Revenue of $46.7 million, versus $54.0 million in fiscal 2022
●	GAAP operating loss of ($11.0) million, versus ($15.5) million in fiscal 2022.
●	Adjusted EBITDA of ($6.8) million, versus $2.4 million in fiscal 2022.
●	GAAP net loss of ($18.4) million versus a ($16.2) million in fiscal 2022. GAAP net loss per share of ($0.50) versus ($0.44) in fiscal 2022.
●	Adjusted net loss of ($11.0) million vs. ($3.1) million in fiscal 2022. Adjusted net loss per share of ($0.30) vs. a loss of ($0.08) per share in fiscal 2022

Business Highlights

●	Fortified the balance sheet with $10.6 Million of cash through follow-on offering of 5.75 million shares of common stock that closed shortly after quarter end
●	Completed the acquisition of Evertel Technologies, LLC. and subsequently rebranded its offering as Genasys Protect CONNECT
●	Announced key partnerships with Tablet Command and Ladris, each of which further differentiates Genasys Protect from mass notification solutions
●	Genasys named a Strong Performer in The Forrester Wave™: Critical Event Management Platforms, Q4 2023 report
●	Announced a Foreign Military Sales (FMS) order of LRAD equipment for middle eastern military defense force
●	Won $1M prototype order from US Army for CROWS-AHD development

Business Outlook

Software pipeline and bookings continue to see robust growth. Recent competitive wins, the addition of Evertel and newly forged partnerships provide added sales pipeline and market differentiation. While our hardware pipeline continues to grow beyond the delayed orders from last fiscal year, lack of budgetary certainty is again expected to skew hardware revenues significantly toward the second half of our fiscal year. In fiscal 2024, Genasys now expects software revenues to more than double year over year, and hardware revenues to approach fiscal 2022 levels. Adjusted EBITDA for the full fiscal year is expected to improve versus fiscal 2023.

Fiscal 4Q 2023 Financial Review

Fiscal fourth quarter revenue was $10.7 million, a decrease of 33.3% from the record $16.0 million in the prior year's quarter. Software revenue decreased 3.2% and hardware revenue decreased 35.6%, compared with the fiscal 2022 fourth quarter. Within Software, quarterly recurring revenue increased 43.1% year over year. As the company discussed in its September 18th press release, several hardware opportunities that were expected to be booked and recognized for revenue in the period have been delayed until fiscal 2024.

Gross profit margin was 49.6%, compared with 49.5% in the fourth quarter of fiscal 2022.

Operating expenses of $7.9 million increased from $7.5 million in fiscal 4Q 2022, excluding last year’s one-time, non-cash goodwill impairment of $13.2 million. Selling, general and administrative expenses increased 5.8% from $5.8 million in the prior year to $6.2 million in the quarter ended September 30, 2023. Research and development expenses increased 4.4% year-over-year from the addition of 13.3% more engineers over the prior year to increase the features and functionality of our software offerings.

GAAP net loss in the quarter was ($10.1) million, or ($0.27) per share, compared with a GAAP net loss of ($13.8) million, or ($0.38) per share, in the fourth quarter of fiscal 2022. Excluding the $7.4 million deferred tax expense in fiscal 2023 and the $13.2 goodwill impairment in 4Q 2022, 2023 fiscal fourth quarter adjusted net loss was ($2.7) million, or ($0.07) per share, compared with an adjusted net loss of ($0.7) million, or ($0.02) per share in the prior year period. The increase in adjusted net loss was primarily due to lower hardware revenues and increased operating expenses resulting from additional engineering, sales and marketing employees.

Adjusted EBITDA was ($1.7) million for the fourth quarter of fiscal 2023, compared with $1.6 million for the prior fiscal year period.

Fiscal 2023 Financial Review

Revenue for fiscal 2023 was $46.7 million, compared with $54.0 million in the same period last year. Software revenue increased 22.7% and hardware revenue decreased 15.8%, compared with fiscal 2022. As the company discussed in its September 18th press release, several hardware opportunities that were expected to be booked and recognized for revenue in the period have been delayed until fiscal 2024.

Gross profit margin was 46.6%, compared with 50.5% in the prior fiscal year. The decrease in gross profit margin was due primarily to the higher cost of components costs in fiscal 2023 shipments that were booked prior to inflationary component cost increases being realized, and lower overall sales volume.

Excluding last year’s one-time, non-cash Goodwill Impairment of $13.2 million, fiscal 2022 operating expenses of $29.6 million increased to $32.7 million in fiscal year 2023. Selling, general and administrative expenses increased 8.8% from $22.6 million in the prior year to $24.6 million in fiscal 2023. Research and development expenses increased 15.9% year-over-year due to intentional investment to increase the features and functionality of our software offerings.

GAAP net loss for the fiscal year was ($18.4) million, or ($0.50) per share, compared with a GAAP net loss of ($16.2) million, or ($0.44) per share, in fiscal 2022. Excluding the $7.4 million deferred tax expense in fiscal 2023 and the $13.2 million goodwill impairment in fiscal 2022, 2023 fiscal year adjusted net loss was ($11.0) million, or ($0.30) per share, compared with an adjusted net loss of ($3.1) million, or ($0.08) per share in the prior year period. The increase in adjusted net loss was primarily due to lower hardware revenues and increased operating expenses resulting from additional engineering, sales and marketing employees.

Adjusted EBITDA was ($6.8) million in fiscal 2023, compared with $2.4 million in fiscal 2022.

Cash, cash equivalents and marketable securities totaled $10.1 million as of September 30, 2023, compared with $19.9 million as of September 30, 2022. Accounts receivable at quarter end totaled $6.0 million versus $6.7 million as of September 30, 2022. Since the quarter end, the Company completed the acquisition of Evertel Technologies LLC as well as a follow-on offering of 5.75 million shares of common stock. Combined the two actions resulted in the addition of approximately $9.6 million in net proceeds to the balance sheet.

We include in this press release Non-GAAP operational metrics of adjusted EBITDA, adjusted net loss, and adjusted net loss per share, which we believe provide helpful information to investors with respect to evaluating the Company’s performance. Adjusted EBITDA represents our net income before other income, net, income tax expense (benefit), depreciation and amortization expense and stock-based compensation. We do not consider these items to be indicative of our core operating performance. The items that are non-cash include depreciation and amortization expense and stock-based compensation. Adjusted EBITDA is a measure used by management to understand and evaluate our core operating performance and trends and to generate future operating plans, make strategic decisions regarding allocation of capital and invest in initiatives that are focused on cultivating new markets for our solutions. In particular, the exclusion of certain expenses in calculating adjusted EBITDA facilitates comparisons of our operating performance on a period-to-period basis.

Webcast and Conference Call Details

Management will host a conference call to discuss the financial results for the fourth quarter of fiscal year 2023 this afternoon at 4:30 p.m. Eastern Time / 1:30 p.m. Pacific Time. To access the conference call, dial toll-free (888) 390-3967, or international at (862) 298-0702. A webcast will also be available at the following link: https://www.webcaster4.com/Webcast/Page/1375/49520

Questions to management may be submitted before the call by emailing them to: ir@genasys.com. A replay of the webcast will be available approximately four hours after the presentation on the page of the Company’s website.

About Genasys Inc.

Genasys Inc. (NASDAQ: GNSS) is the global leader in Protective Communications Solutions and Systems, designed around one premise: ensuring organizations and public safety agencies are “Ready when it matters™”. The company provides the Genasys Protect platform, the most comprehensive portfolio of preparedness, response, and analytics software and systems, as well as Genasys Long Range Acoustic Devices (LRAD®) that deliver directed, audible voice messages with exceptional vocal clarity from close range to 5,500 meters. Genasys serves state and local governmental agencies, and education (SLED); enterprise organizations in critical sectors such as oil and gas, utilities, manufacturing, and automotive; and federal governments and the military. Genasys Protective Communications Solutions have diverse applications, including emergency warning and mass notification for public safety, critical event management for enterprise companies, de-escalation for defense and law enforcement, and automated detection of real-time threats like active shooters and severe weather. Today, Genasys protects over 70 million people globally and is used in more than 100 countries, including more than 500 cities, counties, and states in the U.S. For more information, visit genasys.com.

Forward-Looking Statements

Except for historical information contained herein, the matters discussed are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. You should not place undue reliance on these statements. We base these statements on particular assumptions that we have made in light of our industry experience, the stage of product and market development as well as our perception of historical trends, current market conditions, current economic data, expected future developments and other factors that we believe are appropriate under the circumstances. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those suggested in any forward-looking statement. The risks and uncertainties in these forward-looking statements include without limitation the business impact of geopolitical conflict, epidemics or pandemics, and other causes that may affect our supply chain, and other risks and uncertainties, many of which involve factors or circumstances that are beyond the Company's control. Risks and uncertainties are identified and discussed in our filings with the Securities and Exchange Commission. These forward-looking statements are based on information and management's expectations as of the date hereof. Future results may differ materially from our current expectations. For more information regarding other potential risks and uncertainties, see the "Risk Factors" section of the Company's Form 10-K for the fiscal year ended September 30, 2023. Genasys Inc. disclaims any intent or obligation to publicly update or revise forward-looking statements, except as otherwise specifically stated.

Investor Relations Contacts

Brian Alger, CFA

SVP, IR and Corporate Development

ir@genasys.com

(858) 676-0582

Genasys Inc.
Condensed Consolidated Balance Sheets
(Unaudited - in thousands)

	September 30,
	2023	2022

ASSETS
Current assets:
Cash and cash equivalents	$8,665	$12,736
Short-term marketable securities	1,481	6,397
Restricted cash	758	100
Accounts receivable, net	5,952	6,744
Inventories, net	6,501	6,008
Prepaid expenses and other	1,851	3,577
Total current assets	25,208	35,562
Long-term marketable securities	-	781
Long-term restricted cash	96	823
Deferred tax assets, net	-	7,373
Property and equipment, net	1,551	1,757
Goodwill	10,282	10,118
Intangible assets, net	8,427	10,505
Operating lease right of use asset	3,886	4,541
Prepaid expenses and other - noncurrent	455	394
Total assets	$49,905	$71,854

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$2,785	$2,334
Accrued liabilities	7,466	12,083
Operating lease liabilities, current portion	1,008	948
Total current liabilities	11,259	15,365

Other liabilities, noncurrent	551	907
Operating lease liabilities, noncurrent	4,283	5,189
Total liabilities	16,093	21,461

Total stockholders' equity	33,812	50,393
Total liabilities and stockholders' equity	$49,905	$71,854

Genasys Inc.
Condensed Consolidated Statements of Operations
(Unaudited - in thousands, except per share amounts)

	Three months ended		Years ended
	September 30,		September 30,
	2023	2022	2023	2022
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Revenues	$10,700	$16,038	$46,663	$54,035
Cost of revenues	5,391	8,105	24,901	26,759
Gross profit	5,309	7,933	21,762	27,276
	49.6%	49.5%	46.6%	50.5%
Operating expenses:
Selling, general and administrative	6,178	5,841	24,621	22,635
Impairment of goodwill	-	13,162	-	13,162
Research and development	1,770	1,696	8,127	7,010
Total operating expenses	7,948	20,699	32,748	42,807

(Loss) income from operations	(2,639)	(12,766)	(10,986)	(15,531)
Other income and expense, net	(6)	48	(10)	60
(Loss) income before income taxes	(2,645)	(12,718)	(10,996)	(15,471)
Income tax (benefit) expense	7,417	1,108	7,400	741
Net (loss) income	$(10,062)	$(13,826)	$(18,396)	$(16,212)

Net (loss) income per common share:
Basic	$(0.27)	$(0.38)	$(0.50)	$(0.44)
Diluted	$(0.27)	$(0.38)	$(0.50)	$(0.44)

Weighted average common shares outstanding:
Basic	37,190	36,599	36,939	36,495
Diluted	37,190	36,599	36,939	36,495

Reconciliation of GAAP measures to non-GAAP measures

Net (loss) income	$(10,062)	$(13,826)	$(18,396)	$(16,212)
Other income and expense, net	6	(48)	10	(60)
Income tax (benefit) expense	7,417	1,108	7,400	741
Impairment of goodwill	-	13,162	-	13,162
Depreciation and amortization	640	636	2,558	2,556
Stock based compensation	313	577	1,642	2,227
Adjusted EBITDA	$(1,686)	$1,609	$(6,786)	$2,414